                                    EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the following:


     (i) the joint filing on behalf of each of them of a statement on Schedule 13D (including subsequent amendments thereto) with respect to the Common Stock, par value Won 500 per share, of Gravity Co., Ltd., a limited liability company organized under the laws of Korea (the "Schedule 13D"), and

     (ii) the inclusion of this Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 30th day of August, 2005.


Techno Groove Co., Ltd.


By:    /s/ Masami Shimada
       _________________________
Name:  Masami Shimada
Title: President

Asian Groove, Inc.


By:    /s/ Taizo Son
       _________________________
Name:  Taizo Son
Title: President and Representative Director

/s/ Taizo Son
________________________________
Taizo Son

EZER Inc.


By:    /s/ Nichiei Ryu
       _________________________
Name:  Nichiei Ryu
Title: Representative Director

/s/ Nichiei Ryu
________________________________
Nichiei Ryu


/s/ Masayoshi Son
________________________________
Masayoshi Son